UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

IBSG INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Florida	65-0705328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1132 Celebration Blvd., Celebration, FL 34747
(Address of principal executive offices) (Zip Code)

2004 Equity Compensation Plan
(Full title of the plan)

Michael Rivers, President
IBSG International, Inc.
1132 Celebration Blvd., Celebration, FL 34747
     (321) 939-6321
(Name and address including zip code and telephone number,
including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock available for issuance	220,000	$.36	$79,200	10.04

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Calculated in accordance with Rule 457(c). Based on average of bid and ask price on the over-the-counter market on July 13, 2004.

 PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

        This Registration Statement on Form S-8 is being filed for the purpose of registering 220,000 shares of the Registrant’s Common Stock which may be issued pursuant to under the Registrant’s 2004 Equity Incentive Plan.

Item 3.     Incorporation Of Documents By Reference.

        The following documents filed by the Registrant with the SEC are incorporated in this Registration Statement by reference as of their respective dates:

    (a)        The registrant’s latest annual report on Form 10-KSB, or, if the financial statements therein are more current, the registrant’s latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

    (b)        All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

    (c)        The description of the Registrant’s Common Stock contained in its Registration Statement on Form 10-SB filed on February 17, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description Of Securities.

      Not applicable.

Item 5.     Interest Of Named Experts And Counsel
      None.

Item 6. Indemnification Of Directors And Officers.

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3).

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

Item 7.     Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits .

Exhibit Number	Description
5.1	Opinion of Joel Bernstein, Esq. as to the legality of the securities being registered.
10.1	Registrant's 2004 Equity Compensation Plan.
23.1	Consent of HJ & Associates, LLC
23.3	Consent of Joel Bernstein (included in Exhibit 5.1).

Item 9.     Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its July 8 2004.

IBSG INTERNATIONAL, INC. By: /s/ Michael Rivers President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on July 8 2004 by the following persons in the capacities indicated.

/s/ Michael Rivers /s/ Geoffrey Birch /s/ Robert Jolly	President and Director (Principal Executive Officer) Treasurer and Director (Principal Accounting Officer) Director

Index to Exhibits

Exhibit Number	Description
5.1	Opinion of Joel Bernstein, Esq. as to the legality of the securities being registered.
10.1	Registrant's 2004 Equity Compensation Plan.
23.1	Consent of HJ & Associates, LLC
23.3	Consent of Joel Bernstein (included in Exhibit 5.1).